Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “First Amendment”) between Blueprint Medicines Corporation, a Delaware corporation (the “Company”), and Anthony L. Boral (the “Executive”), is effective as of January 11, 2021 (the “Amendment Effective Date”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Company and the Executive are parties to the Employment Agreement dated as of November 6, 2015 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth below in connection with the mutually agreed upon reduction in the amount of the Executive’s time that will be devoted to the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby confirmed, the Company and the Executive agree that the Employment Agreement is amended effective as of the Amendment Effective Date, as follows:

1.Section 1(b) of the Employment Agreement shall be replaced in its entirety with the following:

“Position and Duties. The Executive shall serve as Executive Vice President, Clinical Development, of the Company. As Executive Vice President, Clinical Development, the Executive shall report to, and perform services for the Company as determined by, the Company’s President, Research and Development (“President, R&D”) or another executive designated by the Company. The Executive acknowledges and agrees that his role as Executive Vice President, Clinical Development, may change from time to time, and such changes shall not constitute “Good Reason” as defined herein unless they are made without his consent and constitute a material diminution in the Executive’s responsibilities, authority or duties, in the aggregate, as Executive Vice President, Clinical Development. The Executive will devote sixty percent (60%) of his full working time and efforts to the business and affairs of the Company. The Executive may engage in outside professional activities including by serving on other boards of directors, provided such activities do not pose a conflict of interest and are approved in advance by the Board of Directors of the Company (the “Board”). The Executive may also engage in religious, charitable, or other community activities as long as such services and activities do not materially interfere with the performance of his duties to the Company as provided in this Agreement.”

2.        Section 2(a) of the Employment Agreement shall be replaced in its entirety with the following:

“Base Salary. The Executive’s annualized base salary shall be $286,196. The Executive’s annualized base salary shall be reviewed annually and may be subject to increase but not decrease (other than for any mutually agreed-upon reduction in the amount of the Executive’s time that will be devoted to the Company) while serving in the role as Executive Vice President, Clinical Development.  The annualized base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.”

3.Section 2(b) of the Employment Agreement shall be replaced in its entirety with the following:

“Incentive Compensation. During the Term, the Executive shall be eligible to earn cash incentive compensation as determined by the Board or the Compensation Committee of the Board from time to time. Beginning with the performance period for the year ending December 31, 2021, Executive’s target annual incentive compensation shall be 35% of his Base Salary (the “Target Incentive Compensation”), and the Board shall weigh its bonus determination as follows: 60% on Company performance and 40% on Executive’s individual performance. For the avoidance of doubt, for the year ended December 31, 2020, the Executive shall remain eligible to earn incentive compensation based on Executive’s previously determined target annual incentive compensation for such year, which is 45% of his Base Salary, with the Board weighing the bonus determination as 75% on Company performance and 25% on Executive’s individual performance. To earn any incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.”

4.Section 2(d) of the Employment Agreement shall be replaced in its entirety with the following:

“Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time to the extent such plans apply to part-time employees working a 60% schedule, subject to the plans’ respective terms and conditions.”

5.Section 2(e) of the Employment Agreement shall be replaced in the entirety with the following:

“Vacation. The Executive shall be entitled to accrue paid vacation during the Term in accordance with the Company’s applicable policy, pro-rated based on his part-time schedule.

6.In Section 3(c)(iii) of the Employment Agreement, “CEO” shall be replaced with “President, R&D.”

7.Section 3(e)(i) of the Employment Agreement shall be replaced in its entirety with:

“a material diminution in the Executive’s responsibilities, authority or duties, in the aggregate, without the Executive’s consent.”

8.The Executive hereby gives his express written consent in this First Amendment for the terms described herein. Accordingly, the Executive acknowledges and agrees that the terms set forth herein shall not be the basis of a “Good Reason” trigger as defined in the Employment Agreement, and therefore the Executive shall not be eligible to resign for Good Reason as a result of any such terms or in connection with the negotiation, execution and delivery of this First Amendment, and shall not be eligible to receive the Severance Amount and monthly COBRA cash payment as detailed in Section 4(b) of the Employment Agreement based on any resignation.

9.To the extent that there is any inconsistency between the terms and conditions of this First Amendment and the terms and conditions of the Employment Agreement, the terms and conditions of this First Amendment shall prevail.

10.The Executive hereby reaffirms his obligations under the terms of the Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement, dated as of November 22, 2014 by and between the Company and the Executive (the “Restrictive Covenant Agreement”), the terms of which are hereby are incorporated by reference as material terms of this First Amendment.

11.This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.Except as amended hereby, the Employment Agreement remains in full force and effect, and the Employment Agreement, as amended hereby, together with the Executive’s written consent to the Company dated August 18, 2020, represent the entire agreement among the Executive and the Company, and there are no other agreements, written or oral, relating to the subject matter hereof. All references in the Employment Agreement to “this Agreement” (including “hereof,” “herein” and similar words or phrases) shall mean the Employment Agreement, as amended by this First Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the Amendment Effective Date.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Jeffrey W. Albers
Name:	Jeffrey W. Albers
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Anthony L. Boral
Anthony L. Boral